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Exhibit 10.8

FORM OF SERVICES AGREEMENT

        SERVICES AGREEMENT (this "Agreement"), dated as of [                        ], 2009 (the "Effective Date"), is entered into by and between Liberty Entertainment, Inc., a Delaware corporation (the "Corporation"), and Liberty Media Corporation, a Delaware corporation (the "Provider").

RECITALS

        WHEREAS, the Corporation is a wholly owned subsidiary of the Provider, formed for the purpose of receiving and holding certain of the assets and liabilities attributed to the Provider's Liberty Entertainment group in accordance with the plan of restructuring set forth in Schedule 1.1 to the Reorganization Agreement, dated as of [                        ], 2009 ("Reorganization Agreement"), to which the Corporation and the Provider are each parties;

        WHEREAS, in accordance with the Reorganization Agreement and the Restated Certificate of Incorporation of the Provider, the Provider will effect the redemption of 90% of the issued and outstanding shares of the Provider's Liberty Entertainment common stock for all of the issued and outstanding shares of common stock of the Corporation, subject to the conditions set forth in the Reorganization Agreement, with the effect that the Corporation will be split-off ("Split-Off") from the Provider;

        WHEREAS, as a result of the Split-Off , the Corporation will cease to be a wholly owned subsidiary of the Provider;

        WHEREAS, as a result of the Split-Off, the Corporation will be a publicly-traded holding company, with subsidiaries that include Liberty Genius, Inc., LDIG Gamenet LLC, Liberty Freedom, LLC, Greenlady Corp., and Game Show Network, LLC ("GSN") (collectively, the "Operating Subsidiaries");

        WHEREAS the Provider, the Corporation, The DIRECTV Group, Inc., a Delaware corporation ("DIRECTV"), DIRECTV, a Delaware corporation ("Holdings"), DTVG One, Inc., a Delaware corporation and DTVG Two, Inc., a Delaware corporation have entered into that certain Agreement and Plan of Merger, dated May 3, 2009 (as amended from time to time, the "Merger Agreement"), pursuant to which the parties thereto intend to effectuate the Splitco Merger (as defined in the Merger Agreement) and the DIRECTV Merger (as defined in the Merger Agreement and collectively, the "Mergers"), in each case, immediately after the completion of the Split-Off, resulting in both the Corporation and DIRECTV becoming wholly-owned Subsidiaries of Holdings;

        WHEREAS, the Corporation and the Provider desire that (i) if the Merger Agreement is terminated, following the Split-Off the Corporation obtain certain transitional services from the Provider and for the Corporation to compensate the Provider for the performance of such services, and (ii) if the Split-Off and Mergers are completed as contemplated by the Reorganization Agreement and the Merger Agreement prior to December 31, 2009, the Corporation obtain certain transitional services relating to certain benefits of employees of certain Subsidiaries of the Corporation from the Provider from the effective date of the Mergers until December 31, 2009 and for the Corporation to compensate the Provider for the performance of such services; and

        WHEREAS, the parties desire to set forth in this Agreement the transitional services to be performed by the Provider for the Corporation and the basis upon which the Provider will be compensated therefor by the Corporation.

AGREEMENT

        NOW THEREFORE, in consideration of the foregoing recitals, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound legally, agree as follows:

ARTICLE I

ENGAGEMENT AND SERVICES

        Section 1.1    Engagement.    The Corporation engages the Provider to provide to the Corporation the services set forth in Section 1.2 (collectively, the "Services"), and the Provider accepts such engagement, subject to and upon the terms and conditions of this Agreement.

        Section 1.2    Services.

        (a)   The Services will include the following, if and to the extent requested by the Corporation (upon reasonable notice) during the Term of this Agreement:

          (i)    office space at 12300 Liberty Boulevard, Englewood, Colorado 80112, including furniture, furnishings, and office equipment, to the extent necessary or appropriate in order to facilitate the provision of the Services hereunder;

          (ii)   insurance administration and risk management services as may be required by the Corporation;

          (iii)  technical and information technology assistance (including management information systems, computer, data storage network and telecommunications services), software, computers, office supplies, postage, courier service and other office services;

          (iv)  personnel to perform services typically performed by the Provider's finance, accounting, payroll, treasury, cash management, legal, human resources, investor relations, tax and real estate management departments and personnel; and

          (v)   such other services as the Corporation and the Provider may from time to time mutually determine to be necessary or desirable.

        (b)   The Services are intended to be those services that are necessary or appropriate for the operation and management of a publicly-traded holding company, and are not intended to be duplicative of services and functions that in the ordinary course of business are performed by officers and employees of the Operating Subsidiaries for those companies.

        (c)   The Services will also include, until December 31, 2009, for employees of the RSN Subsidiaries, as defined in the Merger Agreement (the "Covered Employees"), the continued coverage under or enrollment in, each of Liberty Media LLC's employee welfare benefit plans listed on Schedule 1.2(c) hereof (the "Covered Plans") to the same extent as similarly situated United States employees of Liberty Media LLC. In addition, the Provider will provide, or cause to be provided, all employee benefit administration for the Covered Plans and also will provide administration services limited to determinations of eligibility for (but shall not pay for any coverage under) the Liberty Sports Group Short Term Disability Plan through December 31, 2009.

        Section 1.3    Services Not to Interfere with the Provider's Business.    The Corporation acknowledges and agrees that in providing Services hereunder the Provider will not be required to take any action that would disrupt, in any material respect, the orderly operations of the Provider's business activities.

        Section 1.4    Books and Records.    The Provider will maintain books and records, in accordance with the Provider's standard business practices, with respect to its provision of the Services to the Corporation pursuant to this Agreement, including records supporting the allocation of costs and expenses to the Corporation pursuant to Article II (collectively, "Supporting Records"). The Provider will give the Corporation and its duly authorized representatives, agents, and attorneys reasonable access to all such Supporting Records during the Provider's regular business hours upon the Corporation's request after reasonable advance notice.

        Section 1.5    Services to Subsidiaries.    Notwithstanding Section 1.2(b), the Corporation may direct that the Provider provide Services to one or more Subsidiaries of the Corporation (including the Operating Subsidiaries) on the terms set forth in this Agreement. In rendering such Services, the Provider will identify the costs and expenses allocated to the Corporation pursuant to Article II that are properly attributable to Services performed by the Provider for each Subsidiary of the Corporation separately. All Services provided for any Subsidiary of the Corporation will be deemed to be Services performed for the Corporation for all purposes of this Agreement.

ARTICLE II

COMPENSATION

        Section 2.1    Allocated Personnel Expenses.

        (a)   The Corporation will pay the Provider for the Services based on an allocated portion of the personnel costs and related expenses that are incurred by the Provider in connection with rendering the Services under this Agreement (collectively, the "Allocated Employee Expenses"). The Allocated Employee Expenses for 2009 will be as set forth in Schedule 2.1 attached hereto, with such adjustments as are necessary to reflect actual employee usage which shall not result in the aggregate services allocation and rent charge expenses exceeding $3 million. The Corporation, the Provider and DIRECTV (for so long as the Merger Agreement is in effect) shall agree on the costs for any periods after 2009; provided, however, if no agreement has been reached with respect to the Allocated Employee Expenses for 2010 by December 1, 2009, then the Allocated Employee Expenses for 2010 will be as set forth in Schedule 2.1, with such adjustments as are necessary to reflect actual employee usage which shall not result in the aggregate services allocation and rent charge expenses exceeding $3 million.

        (b)    Adjustment to Allocated Employee Expenses.    The Allocated Employee Expenses for 2010 and thereafter will be estimated annually based on the anticipated Services to be provided to the Corporation during the upcoming 12-month period. The Provider and the Corporation will review and evaluate the Allocated Employee Expenses for reasonableness semi-annually and will negotiate in good faith with DIRECTV (for so long as the Merger Agreement is in effect) to reach agreement on any appropriate adjustment to the Allocated Employee Expenses based on such review and evaluation, including updating the aggregate salaries and benefits of the employees of the Provider performing Services hereunder ("Provider Employees") (and any other costs or expenses included in Allocated Employee Expenses), revising the allocated percentages of time spent providing Services to the Corporation and agreeing on the appropriate effective date (which may be retroactive) of any such adjustment to the Allocated Employee Expenses.

        Section 2.2    Cost Reimbursement.    In addition to the Allocated Employee Expenses payable pursuant to Section 2.1, the Corporation also will reimburse the Provider for all reasonable, direct out-of-pocket costs (with no markup) incurred by the Provider, hereof, unless such costs are paid directly by the Corporation, for postage and out-of-town courier service charges, for any applicable software license fees attributable to desktop or laptop computers utilized by employees of the Corporation, and for expenses incurred by the Provider Employees related to Services performed on behalf of the Corporation, and including travel and meals and entertainment related to such Services, and for any other miscellaneous expenses that may be incurred by the Provider on behalf of the Corporation. Notwithstanding the preceding provisions of this Section 2.2, for the Services provided by the Provider under Section 1.2(c), the Corporation will pay the Provider an amount equal to $948.34 per month (pro rated for any period of less than one month on a daily basis based on the actual number of days in such month) for each Covered Employee, determined as of the first day of each calendar month, for each month or partial month from the Effective Date through December 31, 2009.

        Section 2.3    Payment Procedures.

        (a)   The Corporation will pay the Provider, by wire or intrabank transfer of funds or in such other manner specified by the Provider to the Corporation, in arrears on or before the last day of each calendar month beginning [                        ], 2009, the Allocated Employee Expenses then in effect, in equal monthly installments.

        (b)   Any reimbursement to be made by the Corporation to the Provider pursuant to Section 2.2 will be paid by the Corporation to the Provider within 15 days after receipt by the Corporation of an invoice therefor, by wire or intrabank transfer of funds or in such other commercially acceptable manner as specified by the Provider to the Corporation. The Provider will invoice the Corporation monthly for reimbursable expenses incurred by the Provider on behalf of the Corporation during the preceding calendar month as contemplated in Section 2.2; provided, however, that the Provider may separately invoice the Corporation at any time for any single reimbursable expense incurred by the Provider on behalf of the Corporation in an amount equal to or greater than [$                        ]. Any invoice or statement pursuant to this Section 2.3(b) will be accompanied by supporting documentation in reasonable detail with respect to the actual costs or expenses incurred by the Provider for which the Provider is entitled to reimbursement.

        (c)   Any payments not made when due under this Section 2.3 will bear interest at the rate of 1.5% per month on the outstanding amount from and including the due date to but excluding the date paid.

        Section 2.4    Survival.    The terms and conditions of this Article II will survive the expiration or termination of this Agreement.

ARTICLE III

TERM

        Section 3.1    Term Generally.    The term of this Agreement will commence on the Effective Date and will continue until December 31, 2010 (the "Term"), unless earlier terminated in accordance with Section 3.3.

        Section 3.2    Discontinuance of Certain Services.    At any time during the Term, on not less than 15 days' prior notice by the Corporation to the Provider, the Corporation may elect to discontinue obtaining from the Provider any of the Services. In such event, the Provider's obligation to provide Services that have been discontinued pursuant to this Section 3.2, and the Corporation's obligation to compensate the Provider for such Services, will cease as of the end of such 15-day period (or such later date as may be specified in the notice), and this Agreement will remain in effect with respect to those Services that have not been so discontinued. The Provider and the Corporation will promptly evaluate the Allocated Employee Expenses for reasonableness following the discontinuance of any Services and will negotiate in good faith together with DIRECTV (as long as the Merger Agreement is then in effect) to reach agreement on any appropriate adjustment to the Allocated Employee Expenses. Each party will remain liable to the other for any required payment or performance accrued prior to the effective date of discontinuance of any Service or termination of this Agreement in its entirety.

        Section 3.3    Termination.    This Agreement will terminate automatically upon consummation of the Mergers; provided, however, that if the Mergers are consummated prior to December 31, 2009 this

Agreement will continue in full force and effect solely with respect to the Services to be provided pursuant to Section 1.2(c) hereof. This Agreement also may be terminated in the following events:

        (a)   at any time upon at least 30 days' prior written notice by the Corporation (and DIRECTV if the Merger Agreement is then in effect) to the Provider;

        (b)   immediately upon notice (or at any time specified in such notice) by the Provider to the Corporation if a Change in Control or Bankruptcy Event occurs with respect to the Corporation; or

        (c)   immediately upon notice (or at any time specified in such notice) by the Corporation to the Provider if a Change in Control or Bankruptcy Event occurs with respect to the Provider.

        For purposes of this Section 3.3, a "Change in Control" will be deemed to have occurred with respect to a party if a merger, consolidation, binding share exchange, acquisition, or similar transaction (each, a "Transaction"), or series of related Transactions, involving such party occurs as a result of which the voting power of all voting securities of such party outstanding immediately prior thereto represent (either by remaining outstanding or being converted into voting securities of the surviving entity) less than 75% of the voting power of such party or the surviving entity of the Transaction outstanding immediately after such Transaction (or if such party or the surviving entity after giving effect to such Transaction is a subsidiary of the issuer of securities in such Transaction, then the voting power of all voting securities of such party outstanding immediately prior to such Transaction represent (by being converted into voting securities of such issuer) less than 75% of the voting power of the issuer outstanding immediately after such Transaction.

        For purposes of this Section 3.3, a "Bankruptcy Event" will be deemed to have occurred with respect to a party upon such party's insolvency, general assignment for the benefit of creditors, such party's voluntary commencement of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or consolidation of such party's debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for such party or for all or any substantial part of such party's assets (each, a "Bankruptcy Proceeding"), or the involuntary filing against the Corporation or the Provider, as applicable, of any Bankruptcy Proceeding that is not stayed within 60 days after such filing.

ARTICLE IV

PERSONNEL AND EMPLOYEES

        Section 4.1    Personnel to Provide Services.

        (a)   The Provider will make available to the Corporation on a non-exclusive basis, the appropriate personnel to perform the Services, as may be reasonably requested by the Corporation to be performed by the Provider and as necessary and appropriate for the proper and efficient administration and operation of the business and operations of the Corporation, to the extent and in a manner similar to that performed for the Provider in the operation of its business and operations. The Provider will be responsible for hiring, supervising, instructing, discharging, and otherwise managing all Provider Employees, and for administering any employee benefit plans applicable to such employees.

        (b)   The Corporation acknowledges that:

          (i)    the Provider Employees also will be performing services for the Provider and may be performing services for certain Affiliates of the Provider; and

          (ii)   the Provider may elect, in its discretion and consistent with the prior conduct of Provider, to utilize independent contractors rather than employees of the Provider to perform the Services from time to time, and such independent contractors will be included within the definition of the Provider Employees under this Agreement, where applicable.

        Section 4.2    Provider as Employer.    Notwithstanding the Services provided by the Provider Employees to the Corporation, the parties acknowledge that the Provider is and will remain the employer of all Provider Employees and will be responsible for the employment and training of all Provider Employees and for the payment of salaries, wages, benefits (including health insurance, retirement, and other similar benefits, if any) and other compensation applicable to all Provider Employees, subject to payment by the Corporation of the Allocated Employee Expenses in accordance with Section 2.1 (and except as expressly provided in Section 4.3). All Provider Employees will be subject to the personnel policies of the Provider and will be entitled to participate in the Provider's employee benefit plans to the same extent as similarly situated employees of the Provider performing services in connection with the Provider's business. The Provider will be responsible for the payment of all federal, state, and local withholding taxes on the compensation of all Provider Employees and other such employment related taxes as are required by law. The Corporation will cooperate with the Provider to facilitate the Provider's compliance with applicable federal, state, and local laws, rules, regulations, and ordinances applicable to the employment of all Provider Employees by the Provider and their provision of Services to the Corporation pursuant to this Agreement.

        Section 4.3    Additional Employee Provisions.    The Provider will have the right to terminate the employment of any Provider Employee at any time. A portion of any severance payments payable to any Provider Employee spending 50% or more of such person's time over the Look-Back Period (as defined below) in connection with providing Services to the Corporation at the Corporation's request who separates from employment with the Provider during the Term will be allocated to the Corporation based on the percentage determined by dividing the total number of months that such person was a Provider Employee providing Services to the Corporation on a 50% or greater basis by the total number of months that such person was employed by the Provider or its predecessors, in each case to the extent taken into account for purposes of determining any severance payments payable to such person, or such other basis upon which the amount of the severance payments payable to such person may be determined, multiplied by the percentage of such person's time devoted to providing Services to the Corporation, in each case with the percentage of such person's time devoted to providing Services to the Corporation determined for the one-year period (or such applicable shorter period of time if such Provider Employee was a Provider Employee for less than one year) immediately preceding the date of separation of employment (the "Look-Back Period"). The Corporation will not, during the Term, solicit any Provider Employee to become an employee of the Corporation without the prior consent of the Provider, unless and until the Provider terminates the employment of such Provider Employee. The Provider and the Corporation agree that no Provider Employee will spend more than 50% or more of such person's time during 2009 in connection with providing Services to the Corporation and therefore the provisions of this Section 4.3 shall be inapplicable in 2009, and thereafter unless agreed to by the Provider, the Corporation and, to the extent the Merger Agreement is then in effect, DIRECTV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        Section 5.1    Representations and Warranties of the Provider.    The Provider represents and warrants to the Corporation as follows:

        (a)   The Provider is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

        (b)   The Provider has the power and authority to enter into this Agreement and to perform its obligations under this Agreement, including the Services.

        (c)   The Provider is not subject to any contractual or other legal obligation that materially interferes with its full, prompt, and complete performance under this Agreement.

        (d)   The individual executing this Agreement on behalf of the Provider has the authority to do so.

        Section 5.2    Representations and Warranties of the Corporation.    The Corporation represents and warrants to the Provider as follows:

        (a)   The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

        (b)   The Corporation has the power and authority to enter into this Agreement and to perform its obligations under this Agreement.

        (c)   The Corporation is not subject to any contractual or other legal obligation that materially interferes with its full, prompt, and complete performance under this Agreement.

        (d)   The individual executing this Agreement on behalf of the Corporation has the authority to do so.

ARTICLE VI

INDEMNIFICATION

        Section 6.1    Indemnification by the Provider.    The Provider will indemnify, defend, and hold harmless the Corporation and each of its officers, directors, employees and agents, successors and assigns (collectively, the "Corporation Indemnitees"), from and against any and all claims, judgments, liabilities, losses, costs, damages, or expenses, including reasonable counsel fees, disbursements, and court costs ("Losses"), that any Corporation Indemnitee may suffer arising from or out of, or relating to, (a) any breach by the Provider of its obligations under this Agreement or (b) the gross negligence, willful misconduct, fraud, or bad faith of the Provider in performing its obligations under this Agreement.

        Section 6.2    Indemnification by the Corporation.    The Corporation will indemnify, defend, and hold harmless the Provider and its officers, directors, employees and agents, successors and assigns (collectively, the "Provider Indemnitees"), from and against any and all Losses that any Provider Indemnitee may suffer arising from or out of, or relating to (a) any breach by the Corporation of its obligations under this Agreement or (b) any acts or omissions of the Provider in providing the Provider Employees or the Services pursuant to this Agreement (except to the extent such Losses (i) arise from or relate to any breach by the Provider of its obligations under this Agreement, (ii) are attributable to the gross negligence, willful misconduct, fraud, or bad faith of the Provider or such other Provider Indemnitee seeking indemnification under this Section 6.2, (iii) are fully covered by insurance maintained by the Provider or such other Provider Indemnitee, or (iv) are payable by the Provider pursuant to Section 7.11).

        Section 6.3    Indemnification Procedures.

        (a)   In connection with any indemnification provided for in this Article VI, the party seeking indemnification (the "Indemnified Party") will give the party from which indemnification is sought (the "Indemnifying Party") prompt notice whenever it comes to the Indemnified Party's attention that the Indemnified Party has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Article VI, and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnified Party to so notify the Indemnifying Party will not relieve the Indemnifying Party of any liability under this Agreement except to the extent that such failure prejudices the Indemnifying Party in any material respect.

        (b)   After receipt of a notice pursuant to Section 6.3(a), the Indemnifying Party will be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys reasonably satisfactory to the Indemnified Party to handle and defend such claim, at the Indemnifying Party's cost, risk, and expense, upon written notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification under this Agreement. The Indemnifying Party will not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnified Party (and DIRECTV to the extent the Merger Agreement is in effect and the Corporation is the Indemnifying Party) which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that, after reasonable notice, the Indemnifying Party (with the prior approval of DIRECTV to the extent the Merger Agreement is in effect and the Corporation is the Indemnifying Party) may settle a claim without the Indemnified Party's consent if such settlement (i) makes no admission or acknowledgment of liability or culpability with respect to the Indemnified Party, (ii) includes a complete release of the Indemnified Party and its Affiliates and their respective officers, directors, employees and agents, and (iii) does not require the Indemnified Party to make any payment not covered by indemnification by the Indemnifying Party hereunder or to forego or take any action. The Indemnified Party will cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial, and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified Party's name of appropriate cross claims and counterclaims). The Indemnified Party may, at its own cost, participate in any investigation, trial, and defense of such lawsuit or action controlled by the Indemnifying Party and any appeal arising therefrom. If there are one or more legal defenses available to the Indemnified Party that conflict with those available to, or that are not available to, the Indemnifying Party, the Indemnified Party will have the right, at the expense of the Indemnifying Party, to engage separate counsel reasonably acceptable to the Indemnifying Party and to participate in the defense of the lawsuit or action.

        (c)   If, after receipt of a notice pursuant to Section 6.3(a), the Indemnifying Party does not undertake to defend any such claim, the Indemnified Party may, but will have no obligation to, contest any lawsuit or action with respect to such claim, and the Indemnifying Party will be bound by the result obtained with respect thereto by the Indemnified Party. The Indemnified Party may not settle any lawsuit or action with respect to which the Indemnified Party is entitled to indemnification hereunder without the consent of the Indemnifying Party (and the consent of DIRECTV to the extent the Merger Agreement is in effect and the Corporation is the Indemnifying Party), which consent will not be unreasonably withheld, delayed, or conditioned.

        (d)   At any time after the commencement of defense of any lawsuit or action, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of such claim, whereupon such action will be taken unless the Indemnified Party determines that the contest should be continued and so notifies the Indemnifying Party in writing within 15 days of such request from the Indemnifying Party. Any request from the Indemnifying Party that any contest be abandoned will specify the amount that the other party or parties to the contested claim have agreed to accept in payment or compromise of the claim. If the Indemnified Party determines that the contest should be continued, the Indemnifying Party will be liable under this Agreement only to the extent of the lesser of (i) the amount that the other party or parties to the contested claim had agreed to accept in payment or compromise as of the time the Indemnifying Party made its request therefor to the Indemnified Party, as specified in the Indemnifying Party's request, or (ii) the amount for which the Indemnifying Party may be liable with respect to such claim by reason of the provisions of this Agreement.

        Section 6.4    Limitation on Liability.    In no event will any Indemnifying Party be liable to any Indemnified Party for any special or punitive damages with respect to any matter relating to this Agreement. The foregoing will not be interpreted to limit indemnification for Losses incurred as a result of the assertion by a claimant (other than the parties hereto and their successors and assigns) in a third-party claim for damages of the foregoing type.

        Section 6.5    Survival.    The terms and conditions of this Article VI will survive the expiration or termination of this Agreement, regardless of the reason for such expiration or termination.

ARTICLE VII

MISCELLANEOUS

        Section 7.1    Defined Terms.

        (a)   The following terms will have the following meanings for all purposes of this Agreement:

          "Affiliate" means, with respect to any Person, any other controlled by such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract, or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of DIRECTV and its Subsidiaries will be deemed to be Affiliates of any of the Provider, the Corporation or any of their respective Subsidiaries and (ii) none of the Provider, the Corporation or any of their respective Subsidiaries will be deemed to be Affiliates of DTV or any of its Subsidiaries. In addition, for purposes of this Agreement, (i) GSN and its Subsidiaries will be deemed to be Affiliates of the Corporation, (ii) none of IAC/InteractiveCorp, Expedia, Inc. or any of their respective Affiliates will be deemed to be Affiliates of the Provider, the Corporation, or any of their respective Subsidiaries for any purpose, and (iii) none of the Provider or any of its Subsidiaries will be deemed to be Affiliates of the Corporation or any of its Subsidiaries, nor will the Corporation or any of its Subsidiaries be deemed to be Subsidiaries of Provider or any of its Subsidiaries

          "Confidential Information" means any information marked, noticed, or treated as confidential by a party which such party holds in confidence, including all trade secrets, technical, business, or other information, including customer or client information, however communicated or disclosed, relating to past, present and future research, development and business activities.

          "Person" means any natural person, corporation, limited liability corporation, partnership, trust, unincorporated organization, association, governmental authority, or other entity.

          "Subsidiary" when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. Notwithstanding the foregoing, for purposes of this Agreement, none of DTV and its Subsidiaries will be deemed to be Subsidiaries of any of the Provider or the Corporation or any of their respective Subsidiaries. In addition, for purposes of this Agreement, (A) GSN and its Subsidiaries will be deemed to be Subsidiaries of the Corporation, (B) none of IAC/InteractiveCorp, Expedia, Inc. or any of their respective Subsidiaries will be deemed to be Subsidiaries of the Provider or the Corporation for any purpose, and (C) none of the Subsidiaries of the Provider will be deemed to be Subsidiaries of the Corporation or any of its Subsidiaries, nor will any of the Corporation or any of its Subsidiaries be deemed to be Subsidiaries of the Provider or any of its Subsidiaries.

        (b)   The following terms will have the meanings for all purposes of this Agreement set forth in the Section reference provided next to such term:

Definition	Section Reference
Agreement	Preamble
Allocated Employee Expenses	Section 2.1(a)
Bankruptcy Event	Section 3.3
Bankruptcy Proceeding	Section 3.3
Change in Control	Section 3.3
Corporation	Preamble
Corporation Indemnitees	Section 6.1
Covered Employees	Section 1.2(c)
Covered Plans	Section 1.2(c)
DTV	Section 7.1(a)
Effective Date	Preamble
GSN	Recitals
Indemnified Party	Section 6.3(a)
Indemnifying Party	Section 6.3(a)
Look-Back Period	Section 4.3
Losses	Section 6.1
Operating Subsidiaries	Recitals
Provider	Preamble
Provider Employees	Section 2.1(b)
Provider Indemnitees	Section 6.2
Reorganization Agreement	Recitals
Services	Section 1.1
Split-Off	Recitals
Supporting Records	Section 1.4
Term	Section 3.1
Transaction	Section 3.3

        Section 7.2    Entire Agreement; Severability.    This Agreement (including the Exhibits and Schedules attached hereto), and the Reorganization Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to such subject matter. It is the intention of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability of any provision hereof (or the modification of any provision hereof to conform with such laws or public policies, as provided in the next sentence) will not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision will be determined to be invalid or unenforceable either in whole or in part, this Agreement will be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions and to alter the balance of this Agreement in order to render the same valid and enforceable, consistent (to the fullest extent possible) with the intent and purposes hereof.

        Section 7.3    Notices.    All notices and communications hereunder will be in writing and will be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by confirmed facsimile, addressed as follows:

If to the Provider:	Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 Attention: General Counsel Facsimile: (720) 875-5401
If to the Corporation:	Liberty Entertainment, Inc. 12300 Liberty Boulevard Englewood, Colorado 80112 Attention: General Counsel Facsimile: (720) 875-5401

or to such other address (or to the attention of such other person) as the parties may hereafter designate in writing. All such notices and communications will be deemed to have been given on the date of delivery if sent by facsimile or personal delivery, or the third day after the mailing thereof, except that any notice of a change of address will be deemed to have been given only when actually received. Any notice or communication to the Provider or the Corporation will also be provided to DIRECTV at its address specified in the Merger Agreement for so long as the Merger Agreement is in effect.

        Section 7.4    Governing Law.    This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Delaware Chancery Courts, or, if the Delaware Chancery Courts do not have subject matter jurisdiction, in the state courts of the State of Delaware located in Wilmington, Delaware, or in the federal courts located in the State of Delaware. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.3 shall be deemed effective service of process on such party.

        Section 7.5    Rules of Construction.    The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Words used in this Agreement, regardless of the gender and number specifically used, will be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires. As used in this Agreement, the word "including" or any variation thereof is not limiting, and the word "or" is not exclusive. The word day means a calendar day. If the last day for giving any notice or taking any other action is a

Saturday, Sunday, or a day on which banks in New York, New York are closed, the time for giving such notice or taking such action will be extended to the next day that is not such a day.

        Section 7.6    No Third-Party Rights.    Nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns

        Section 7.7    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

        Section 7.8    Payment of Expenses.    Except as otherwise expressly provided in this Agreement, each of the parties to this Agreement will bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement.

        Section 7.9    Binding Effect; Assignment.

        (a)   This Agreement will inure to the benefit of and be binding on the parties to this Agreement and their respective legal representatives, successors and permitted assigns.

        (b)   Except as expressly contemplated hereby (including by Section 4.1), this Agreement, and the obligations arising hereunder, may not be assigned by either party to this Agreement, except that the Provider may assign its rights and delegate its obligations under this Agreement to any Person that acquires substantially all the assets of the Provider (by merger, operation of law, or otherwise) or to any Affiliate of the Provider.

        Section 7.10    Amendment, Modification, Extension or Waiver.    Any amendment, modification or supplement of or to any term or condition of this Agreement will be effective only if in writing and signed by all parties hereto and, if the Merger Agreement is if effect, DIRECTV. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement, or (b) waive compliance by the other party with any of the agreements or conditions contained herein or any breach thereof; provided that no such extension or waiver shall be effective without the prior written approval of DIRECTV, to the extent that the Merger Agreement is in effect. Any agreement on the part of either party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instance, will be deemed or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition, but, subject to the earlier provisions of this Section 7.10, any party hereto may waive its rights in any particular instance by written instrument of waiver

        Section 7.11    Legal Fees; Costs.    If either party to this Agreement institutes any action or proceeding to enforce any provision of this Agreement, the prevailing party will be entitled to receive from the other party reasonable attorneys' fees, disbursements and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

        Section 7.12    Force Majeure.    Neither party will be liable to the other party with respect to any nonperformance or delay in performance of its obligations under this Agreement to the extent such failure or delay is due to any action or claims by any third party, labor dispute, labor strike, weather conditions or any cause beyond a party's reasonable control. Each party agrees that it will use all commercially reasonable efforts to continue to perform its obligations under this Agreement, to resume performance of its obligations under this Agreement, and to minimize any delay in performance of its obligations under this Agreement notwithstanding the occurrence of any such event beyond such party's reasonable control.

        Section 7.13    Specific Performance.    If either party threatens to take any action in violation of the terms of this Agreement, the other party may apply to any court of competent jurisdiction for an injunctive order prohibiting such proposed action. Either party may institute and maintain any action or proceeding against the other party to compel the specific performance of this Agreement and DIRECTV shall have the right to compel specific performance by the Provider for so long as the Merger Agreement is in effect. The party against which such action or proceeding is brought hereby waives the claim or defense that an adequate remedy at law exists, and such party will not urge in any such action or proceeding the claim or defense that such remedy at law exists.

        Section 7.14    Further Actions.    The parties will execute and deliver all documents, provide all information, and take or forbear from all actions that may be necessary or appropriate to achieve the purposes of this Agreement.

        Section 7.15    Confidentiality.

        (a)   Except with the prior consent of the disclosing party, each party will:

          (i)    limit access to the Confidential Information of the other party disclosed to such party hereunder to its employees, agents, representatives, and consultants on a need-to-know basis;

          (ii)   advise its employees, agents, representatives, and consultants having access to such Confidential Information of the proprietary nature thereof and of the obligations set forth in this Agreement; and

          (iii)  safeguard such Confidential Information by using a reasonable degree of care to prevent disclosure of the Confidential Information to third parties, but not less than that degree of care used by that party in safeguarding its own similar information or material.

        (b)   A party's obligations respecting confidentiality under Section 7.15(a) will not apply to any of the Confidential Information of the other party that a party can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the recipient; (iii) was in the possession of the recipient at the time of disclosure to it without being subject to any obligation of confidentiality; (iv) was received after disclosure to it from a third party who, to its knowledge, had a lawful right to disclose such information to it; (v) was independently developed by the recipient without reference to the Confidential Information; (vi) was required to be disclosed to any regulatory body having jurisdiction over a party or any of their respective clients; or (vii) was required to be disclosed by reason of legal, accounting, or regulatory requirements beyond the reasonable control of the recipient. In the case of any disclosure pursuant to clauses (vi) or (vii) of this paragraph (b), to the extent practical, the recipient will give prior notice to the disclosing party of the required disclosure and will use commercially reasonable efforts to obtain a protective order covering such disclosure.

        (c)   The provisions of this Section 7.15 will survive the expiration or termination of this Agreement, regardless of the reason for such expiration or termination.

IN WITNESS WHEREOF, each of the parties has signed this Agreement, or has caused this Agreement to be signed by its duly authorized officer, as of the date first above written.

CORPORATION:
LIBERTY ENTERTAINMENT, INC.
By:
Name:
Title:
PROVIDER:
LIBERTY MEDIA CORPORATION
By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO AS OF THE DAY OF 2009:
THE DIRECTV GROUP, INC.
By:
Name:
Title:

[Signature Page to Services Agreement]

Schedule 1.2(c)

A.
Liberty Media LLC Health and Welfare Plan, but limited to medical, dental and vision coverage under such plan;

B.
Liberty Media LLC Dependent Care Spending Account Plan; and

C.
Liberty Media LLC Health Care Spending Account Plan.

Schedule 2.1
Allocated Employee Expense

Liberty Media Corporation
LEI Allocation
Year ended December 31, 2009

	2009 Service Year	Total Employee Cost	Expected Annual Charge
Accounting
Chris Shean	20.0%
Mark Burton	20.0%
Brian Wendling	20.0%
Chris Olsen	20.0%
Kelly King	50.0%
Joanna Perez	20.0%
Connie Rosengarten	15.0%
Jennifer O'Connor	20.0%
Lisa Preble	15.0%
Maria Whetsell	2.5%
Joan Miller	10.0%
Susie Boyd	10.0%
Carla Williams	20.0%

Accounting Department	20.0%	2,289,525	452,870

Treasury
Dave Flowers	20.0%
Neal Dermer	10.0%
Laura Baldi	10.0%
Dan Dorenkamp	10.0%
Barb Garner	10.0%
Christa Lester	10.0%

Treasury Department	14.9%	1,516,051	226,355

Tax
Albert Rosenthaler	20.0%
Tim Lenneman	20.0%
Dave Flemming	0.0%
Pat Beckley	10.0%
Ty Keams	20.0%
Rob Tanaka	0.0%
Krista Wraalstad	0.0%
Angela Moore	5.0%
Marlene Hill	20.0%

Tax Department	13.2%	2,251,355	296,240

Investor Relations
Courtnee Ulrich	20.0%
Heather Oshiro	20.0%
Reggie Salazar	20.0%

Investor Relations	20.0%	359,375	71,875

Legal
Charles Tanabe	20.0%
Craig Troyer	20.0%
Pam Coe	20.0%
Jenny Hill	20.0%
Theresa Monahan	20.0%
Dabbie Anderseen	20.0%
Maureen Sturgean	20.0%
Lynn Della-Betta	20.0%

	20.0%	2,140,250	428,050

Executive
John Malone	20.0%
Greg Maffei	20.0%
Carole Buglewicz	20.0%
Marty Flessner	20.0%

	20.0%	2,475,971	495,194

Other:
Mark Carleton	25.0%
Michael Zeisser	10.0%
Chad Hollingsworth	25.0%
Pam Crosby	25.0%
Mark Krieger	5.0%
Jody Girardeau	10.0%
Darrin Pelphrey	10.0%
Sheryl Shelton	10.0%

	16.7%	2,107,581	352,039

Services Allocation			2,322,624
Rent Charge	(Assume 7,500 sq ft X $25 per sq ft)		187,500

Total annual expenses			2,510,124

Note: Flight costs will be allocated based on actual usage multiplied by fully loaded costs per hour.

QuickLinks

  Exhibit 10.8
FORM OF SERVICES AGREEMENT
ARTICLE VI INDEMNIFICATION
ARTICLE VII MISCELLANEOUS